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                                   EXHIBIT F

BANKERS TRUST NEW YORK                            BANK OF AMERICA NATIONAL TRUST
  CORPORATION                                       AND SAVINGS ASSOCIATION
130 LIBERTY STREET                                231 SOUTH LASALLE STREET
NEW YORK, NY  10006                               CHICAGO, ILLINOIS  60697

                                                         October 1, 1997

RCBA Purchaser I, L.P.
909 Montgomery Street
Suite 400
San Francisco, CA  94133
Attention:  John C. Walker, Managing Director

Fremont Purchaser II, Corp.
50 Fremont Street
Suite 3700
San Francisco, CA  94105
Attention:  James T. Farrell, President

Kinetic Concepts, Inc.
8023 Vantage Drive
P.O. Box 659508
San Antonio, TX  78285-9508
Attention:  Mr. Raymond R. Hannigan

Re:  Financing Letter (Bridge Financing)

Ladies and Gentlemen:

                  You have advised Bankers Trust New York Corporation and Bank of America National Trust and Savings Association (the "Lenders") that RCBA Purchaser I, L.P. ("RCBA") and Fremont Purchaser II, Corp. ("Fremont"), together with certain other investors satisfactory to us (RCBA, Fremont and such other investors being herein collectively referred to as the "New Investor Group"), intend to invest in a leveraged recapitalization transaction (the "Recapitalization") involving Kinetic Concepts, Inc. (the "Company"). We understand that the Recapitalization will be accomplished through the repurchase by the Company of all of its shares of common stock (including certain options) other than at least $200.5 million of shares of common stock and options (the "Rollover Shares") to be retained by certain existing stockholders of the Company, including members of the Company's Board of Directors and/or management (the "Rollover Shareholders" and, together with the New Investor Group, the "Buyers"), for a maximum aggregate repurchase price
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                                      -2-


not to exceed $655.0 million (the "Repurchase Shares"), and through the investment of not less than $355.2 million in equity in the Company (the "Equity Financing"), including the contribution of at least $200.5 million of Rollover Shares by the Rollover Shareholders and the purchase by the New Investor Group of not less than $154.7 million of shares of the Company's common stock directly from the Company (the "Equity Securities"); provided, that to the extent the Buyers increase the amount of Rollover Shares above $200.5 million after the date hereof, the amount of Rollover Shares shall be increased and the amount of Repurchase Shares and Equity Securities shall be decreased by the same amount; provided that in no event shall the Equity Securities be less than $125 million. In addition, in connection with the Recapitalization and related transactions, fees and expenses of approximately $44 million will be paid. Upon consummation of the Recapitalization, the Buyers will own at least 66 2/3% of the then outstanding shares of Company common stock.

                  You have advised the Lenders that the Recapitalization would be accomplished through a tender offer (the "Tender Offer") followed by a merger of corporations or other legal entities newly formed by the New Investor Group with the Company (the "Merger") pursuant to which all shares of common stock not tendered (in each case, other than Rollover Shares) will be cashed out. It is expected that the Tender Offer will be financed through (i) borrowings of up to $530 million under a senior secured credit facility to be provided to the Company (the "Credit Facility"), of which $300.0 million will be available to the Company under term loan facilities (the "Term Loans"), $130.0 million will be available to the Company under a tender facility, $50.0 million will be available to the Company under a revolving credit facility (the "Revolving Loans") and up to $50.0 million will be available to the Company under an acquisition facility (the "Acquisition Loans"), (ii) cash equity investments from the New Investor Group of the Equity Securities, but in no event shall the Equity Securities be less than $125 million, and (iii) cash on hand of the Company of $23.0 million or in lieu thereof ownership of RIK Medical, L.L.C. and RIK Medical East, L.L.C. (collectively "RIK Medical").

                  You have further advised us that the amount of funds necessary to refinance a portion of the Credit Facility on the date which is twenty one days after the closing of the Credit Facility will be provided through the proceeds from the sale of not less than $200.0 million of senior subordinated notes (the "Securities") (which Securities may be issued with an equity
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                                      -3-


component depending upon market conditions) to be issued by the Company (or, in lieu thereof, not less than $200.0 million of certain subordinated bridge financing made available to the Company (the "Bridge Financing")). You have further advised us that the Revolving Loans and Acquisition Loans will also be used to provide for working capital purposes, letters of credit and other corporate purposes, including permitted acquisitions, of the Company and its subsidiaries upon consummation of the Merger; provided that no more than $25.0 million of Revolving Loans and Acquisition Loans shall be drawn on the closing date of the Merger (the "Merger Date") ($48.0 million if the acquisition of Rik Medical has been consummated prior to the Merger Date). Upon consummation of the Merger, the Company and its subsidiaries will have no indebtedness other than the Credit Facility and the Securities (or, in lieu thereof, the Bridge Financing). The Recapitalization (including the Tender Offer and the Merger), together with the issuance of the Securities (or, in lieu thereof, the Bridge Financing), the issuance of the Equity Securities, and the transactions contemplated by the definitive documents evidencing the Credit Facility and all related collateral and guarantees (collectively, the "Bank Documents"), are hereinafter referred to as the "Transactions."

                  You have requested the Lenders to commit to provide to Company funds in an amount of $200.0 million in the form of an unsecured senior subordinated bridge loan to be made available on the date (the "Closing Date") which is the earlier of (i) 21 calendar days after the closing of the Credit Facility and (ii) after the closing of the Credit Facility, the date which is 2 business days after written notice from Company to Lenders that the senior subordinated bridge loan will be drawn.

                  Accordingly, subject to the terms and conditions set forth or referred to in this letter and in reliance upon your representations, warranties and advice set forth or referred to in this letter, the Lenders agree with you as follows:

                  1. Senior Subordinated Bridge Loan. The Lenders hereby severally commit, subject to the terms and conditions contained herein, to provide to Company, and Company hereby engages the Lenders as the exclusive provider of, $100.0 million each of an unsecured senior subordinated bridge loan (the "Bridge Loan") in an aggregate principal amount of $200.0 million. The proceeds of the Bridge Loan shall be used to refinance the Credit Facility. The principal terms of the Bridge Loan are summarized in the term sheet attached hereto as Exhibit 1 (the "Term Sheet").
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                                      -4-


                  This letter is not meant to be, nor shall it be construed as, an attempt to define all of the terms and conditions of the transactions involved in the Bridge Loan. Rather, it is intended only to outline certain basic points of business understanding around which the legal documentation is to be structured. Further negotiations within the general scope of these major terms shall not be precluded by the issuance of this letter and its acceptance by you.

                  Unless the Lenders' commitment hereunder shall have been terminated pursuant to Section 7, the Lenders shall have the exclusive right to provide the Bridge Loan required in connection with the Transactions.

                  Representatives of the Lenders and their affiliates have reviewed certain historical and pro forma financial statements of Company and its subsidiaries and have met with your respective representatives and certain members of the management of Company regarding the transactions contemplated hereby, and we are pleased to advise you that the results of such investigation of Company and its subsidiaries to date are satisfactory. However, neither we nor our counsel have had the opportunity to complete our legal and environmental due diligence. Accordingly, the Lenders' commitment to provide the financings described in this letter is subject to our satisfaction of such legal and environmental due diligence. In the event that, prior to the funding of the Credit Facility, our continuing review of Company and its subsidiaries discloses information relating to conditions or events not previously disclosed to us or relating to new information or additional developments concerning conditions or events previously disclosed to us which we believe may have a material adverse effect on the business, results of operations, properties, assets, liabilities or condition (financial or otherwise) of Company and its subsidiaries, we may, in our sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing. In addition, the Lenders' commitment is subject to the accuracy and completeness of the Information and the Projections described in the immediately succeeding paragraph, our satisfaction with the structure of the Recapitalization, and the satisfaction of the conditions to be set forth in the definitive documentation relating to the Credit Facility, including without limitation those conditions set forth in the Term Sheet.

                  You hereby represent that, based on your review and analysis, to your knowledge (a) all information other than the
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                                      -5-


Projections (as defined below), which has been taken or is hereafter made available to the Lenders by the New Investor Group or Company or any of your or their respective representatives in connection with the transactions contemplated hereby (the "Information") has been reviewed and analyzed by you in connection with the performance of your own due diligence and is now, and as supplemented by you prior to the funding of the Credit Facility, will be as of the funding of the Credit Facility, complete and correct in all material respects and does not now, and as supplemented by you prior to the funding of the Credit Facility, will not on the funding of the Credit Facility, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements were or are made, not materially misleading and (b) all financial projections concerning Company that have been or are hereafter made available to the Lenders by the New Investor Group or Company or any of your or their respective representatives prior to the funding of the Credit Facility in connection with the transactions contemplated hereby (the "Projections") have been or, in the case of such Projections made available after the date hereof, will be, prepared in good faith based upon reasonable assumptions, which assumptions are, or in the case of Projections made available after the date hereof will be, set forth therein (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Company and that no assurance can be given that such projections will be realized). You agree to supplement the Information and the Projections from time to time until the funding of the Credit Facility so that the representation and warranty in the preceding sentence is correct on the funding of the Credit Facility. In arranging and syndicating the Bridge Loan, the Lenders will be using and relying on the Information and the Projections, without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until definitive Financing Documentation (as defined below) is executed and thereafter the disclosure representations and covenants contained herein shall be superseded by those contained in such definitive Financing Documentation.

                  2. Financing Documentation. The making of the Bridge Loan will be governed by definitive loan and related agreements and documentation (collectively, the "Financing Documentation") prepared by special counsel to the Lenders. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter, will have the principal economic terms set forth in the Term Sheet and
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                                      -6-


shall otherwise be satisfactory to the Lenders; it being understood that such terms and provisions may require the approval of the Lenders under the Bank Documents.

                  3. Conditions. The obligation of the Lenders under Section 1 of this letter to provide the Bridge Loan is subject to fulfillment of customary and appropriate conditions precedent, including, without limitation, the following:

                  A. Recapitalization Agreement; Documentation. At the time of funding the Credit Facility, the structure of the Recapitalization shall be substantially similar to that previously described or otherwise satisfactory to the Lenders, and the definitive agreements relating to the Recapitalization, including, but not limited to, the Tender Offer and Merger (collectively, the "Recapitalization Agreement") shall be in form and substance satisfactory to the Lenders, shall be in full force and effect and shall not have been amended without the Lenders' consent, which consent shall not be unreasonably withheld. All conditions to the Tender Offer contained in the Recapitalization Agreement shall have been performed or complied with substantially on the terms set forth therein and not waived without the Lenders' consent, which consent shall not be unreasonably withheld.

                  B. Financing Documentation. At the time of funding the Credit Facility, Company and the Lenders shall have entered into the Financing Documentation relating to the Bridge Loan and the transactions contemplated thereby. At the time of funding the Credit Facility, all documents required to be delivered under the Financing Documentation (other than those required to be delivered at the time of funding of the Bridge Loan), including any guarantees described in the Term Sheet, customary legal opinions, independent third party reports, corporate records and documents from public officials and officers' certificates, shall have been delivered.

                  C. Due Diligence. At the time of funding the Credit Facility, the Lenders shall have completed their legal and environmental due diligence investigations of Company. The Lenders' commitment to provide the financing described in this letter is conditioned upon the results of such investigations being satisfactory to the Lenders prior to the funding of the Credit Facility.
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                                      -7-


                  D. No Adverse Change or Development. (i) At the time of funding the Credit Facility, since December 31, 1996 there shall not have been, in the reasonable judgment of the Lenders, any material adverse change, or any development involving (or which may reasonably be expected to involve) a prospective material adverse change, in the condition (financial or other), business, assets, liabilities, properties or results of operations of Company; the Lenders shall have been promptly notified of any conditions or events not previously disclosed to the Lenders and of any new information or additional developments concerning conditions or events previously disclosed to the Lenders in each case which may have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, properties or results of operations of Company ("Material Adverse Effect"); (ii) prior to the funding of the Credit Facility, trading in securities generally on the New York or American Stock Exchange shall not have been suspended and minimum or maximum prices shall not have been established on any such exchange; (iii) prior to the funding of the Credit Facility, a banking moratorium shall not have been declared by New York or United States federal banking authorities; (iv) prior to the funding of the Credit Facility, there shall not have been (A) an outbreak or escalation of hostilities between the United States and any other power, or (B) an outbreak or escalation of any other incurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in, or development with respect to, the financial markets of the United States or elsewhere which, in the reasonable judgment of the Lenders, makes it impracticable or inadvisable to proceed with the consummation of the Transactions or the Bridge Loan or any of the other transactions contemplated hereby or that would materially adversely affect the ability to sell or syndicate the Bridge Loan or sell or place the Securities, in each case, on the terms contemplated hereby; and (v) there shall be no issues of debt securities or commercial bank facilities (other than the Securities, the Bridge Loan and the Credit Facility) of Company being offered, placed or arranged that would, in the reasonable judgment of the Lenders, adversely affect the sale or syndication of the Bridge Loan or the sale or placement of the Securities.

                  E. Capital Structure; Management. The pro forma consolidated capital structure of Company and its subsidiaries, after giving effect to the Transactions and the
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                                      -8-


         consummation of all other financial transactions relating to the transactions contemplated by this letter, shall be consistent with the capital structure contemplated herein, or otherwise satisfactory to the Lenders in their discretion. Prior to the funding of the Credit Facility, the Lenders shall be satisfied with senior management and their employment contracts, if any, and proposed ownership interests in Company, and such contracts, if any, and ownership interests shall be in full force and effect on the Closing Date.

                  F. Solvency Opinion. Prior to the funding of the Credit Facility, the Lenders shall have received a solvency certificate of management of Company and a solvency letter from an independent firm, in each case satisfactory in form and substance to the Lenders, which may be Houlihan Lokey Howard & Zukin.

                  G. Applicable Law. (i) Prior to the funding of the Credit Facility, there shall not have been any statute, rule, regulation, injunction or order applicable to any of the Transactions or the financing thereof, promulgated, enacted, entered or enforced by any state or federal government or governmental or regulatory authority or agency or by any federal or state court, or by any tribunal, and (ii) subsequent to the funding of the Credit Facility and prior to the funding of the Bridge Loan, there shall not have been any statute, rule, regulation, injunction or order applicable to any of the Transactions or the financing thereof, promulgated, enacted, entered or enforced by any state or federal government or governmental or regulatory authority or agency or by any federal or state court, or by any tribunal, in either case that would prohibit the making of the Bridge Loan or that would result in the making of the Bridge Loan causing a violation of any such statute, rule, regulation, injunction or order.

                  H. Litigation. Prior to the funding of the Credit Facility, no litigation or similar proceeding (governmental or other) shall exist or be threatened with respect to or affecting (i) Company or any of its subsidiaries, any of the Transactions, any party to any of the Transactions or the Bridge Financing, which the Lenders shall determine is reasonably likely to have a Material Adverse Effect, or (ii) the Financing Documentation or any provision thereof, which the Lenders shall determine is reasonably likely to materially adversely affect the rights and remedies of the Lenders or any other Lenders thereunder, the ability of Company or any guarantor thereof to perform its obligations thereunder, the making, sale or syndication of the Bridge Loan or the sale or placement of the Securities.

                  I. Credit Facility. Company shall have entered into Bank Documents with a commercial lender or a syndicate of commercial lenders, an institutional investor or syndicate of institutional investors, in form and substance satisfactory to the Lenders and providing for commitments thereunder in an amount that is, together with the proceeds of the other Transactions and the borrowing of the Bridge Loan, sufficient to consummate the Recapitalization, to pay all related fees and expenses and to have not less than $75.0 million of availability under the Credit Facility immediately after the consummation of the Recapitalization, which amount may be reduced to $52.0 million if the acquisition of Rik Medical has been consummated. Such documentation shall be in full force and effect. The initial borrowings under the Credit Facility as described above shall have been made in connection with the funding of the Tender Offer. Since the date of the funding of the Credit Facility, the Bank Documents shall not have been amended in a manner materially adverse to the Lenders.

                  J. Equity Financing. The Equity Securities shall have been issued.

                  K. Conduct of Business. Prior to the funding of the Credit Facility, Company and its subsidiaries shall have operated their respective businesses in the ordinary course, except as contemplated by the Transactions.

                  L. Marketing of Debt Securities. Company shall have engaged one or more investment banks (collectively, the "Take-Out Banks") satisfactory to the Lenders to publicly sell or privately place the Securities the proceeds of which will be used to refinance the Bridge Loan. Such engagement shall have been definitively documented on terms and conditions satisfactory to the Lenders, such documentation shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder.

                  M. Release of Collateral. Any and all security interests in the assets of Company granted in favor of holders of indebtedness (other than under the Bank Documents)
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         shall have been terminated unless otherwise satisfactory to the
         Lenders.

                  N. Financial Statements. Prior to the funding of the Credit Facility, the Lenders shall have received audited and unaudited historical financial statements of Company and pro forma financial statements of Company and its consolidated subsidiaries assuming consummation of the Recapitalization, in each case in form and presentation as required by the Securities Act of 1933, as amended, and the rules and regulations thereunder applicable to registration statements filed thereunder.

                  O. Fees and Expenses. All fees and expenses, including without limitation, the Lenders' reasonable legal fees and out-of-pocket expenses (including allocated internal legal expenses), shall have been paid by you or Company, to the extent due.

                  4. Securities Demand. Upon request from the Take-Out Banks (a "Request"), Company shall take any and every action necessary or desirable, to the extent within the power of Company, so that the Take-Out Banks can, as soon as practicable after such a Request, publicly sell or privately place the Take-Out Securities. If the Take-Out Securities have not been sold or privately placed within three months of the Request, Company agrees that upon notice by the Take-Out Banks (a "Take-Out Securities Notice"), at any time and from time to time following the three-month anniversary of the Request, Company will cause the issuance and sale of Take-Out Securities upon such terms and conditions as specified in the Take-Out Securities Notice; provided that for either a Request or a Take-Out Securities Notice (i) interest and dividend rates (whether floating or fixed) shall be determined by the Take-Out Banks, in light of the then prevailing market conditions, but in no event shall the cash interest or dividend rates on the Take-Out Securities exceed 15.0% per annum; (ii) Company, in its reasonable discretion after consultation with the Take-Out Banks, shall determine whether the Take-Out Securities shall be issued through a public offering or a private placement; (iii) the scheduled final maturity of any Take-Out Securities shall not be earlier than one year after the scheduled termination date of the Credit Facility (as in effect on the Closing Date), but in no event later than the tenth anniversary of the Closing Date; (iv) the Take-Out Securities (to the extent they are debt securities) will be issued pursuant to an indenture and in the form negotiated by Company and the Take-Out Banks prior to the Closing Date and which shall contain such terms, conditions and covenants (consistent with Section 3 hereof) as are customary for similar financings and as are satisfactory in all respects to the Take-Out Banks and their counsel and Company and its counsel; and (v) all other arrangements with respect to the Take-out Securities shall be reasonably satisfactory in all respects to the Take-Out Banks and Company in light of the then prevailing market conditions; provided that the terms and conditions of the Take-Out Securities are satisfactory to the Lenders under the Bank Documents. Additionally, if it shall be determined by the Take-Out Banks, based on then prevailing market conditions, that it is necessary and advisable to sell Take-Out Securities that are debt securities in an aggregate principal amount in excess of the principal amount of the Bridge Loan to be refinanced with such Take-Out Securities, Company shall sell Take-Out Securities in the aggregate principal amount recommended by the Take-Out Banks; provided that in no event will Company be required to sell Take-Out Securities in an aggregate principal amount in excess of $200.0 million pursuant to this sentence.

                  Further, if it shall be determined by the Take-Out Banks, based on then prevailing market conditions, that it is necessary and advisable to sell the Take-Out Securities with an equity component, Company shall issue common equity or common equity equivalents to the purchasers of the Take-Out Securities in such amount as is necessary in order for Company to receive net proceeds from the sale of Company's equity securities, if any) in an amount sufficient to repay the Bridge Loan, after taking into account the prevailing market conditions; provided that at no time shall Company be required to issue common equity or common equity equivalents to the purchasers of the Take-Out Securities in an amount greater than 5.0% of the aggregate amount of the common stock of Company on a fully-diluted basis.

                  As used herein and in the attached fee letter of even date herewith with respect to the Bridge Loan (the "Fee Letter"), the term "fully diluted" shall be deemed to include all securities of Company (including all convertible, exchangeable or similar securities and determined without regard to whether such securities are then convertible or exchangeable), (i) issued and
(ii) contemplated to be issued in connection with the Transactions even if not then issued. At the election, from time to time, of the Lenders, any such equity securities may be in the form of non-voting common stock exchangeable into voting common stock on certain terms requested by the Lenders.

                  With respect to any equity securities issuable pursuant to this letter or the Fee Letter, the Lenders and their transferees shall be given tag-along, registration and other rights as are customary in transactions like that contemplated by this letter and the Fee Letter.

                  5. Indemnification and Contribution. Each of you agrees, jointly and severally, to indemnify each of the Lenders and their affiliates and each person in control of the Lenders and each of their affiliates and the respective officers, directors, employees, agents and representatives of the Lenders and their affiliates and control persons, as provided in the indemnity letter of even date herewith and attached hereto (the "Indemnity Letter").

                  6. Expenses. In addition to any fees that may be payable to the Lenders hereunder and regardless of whether any of the transactions contemplated by this letter are consummated, each of you hereby agrees, jointly and severally, to reimburse the Lenders for all reasonable fees and disbursements of the Lenders' counsel, including, without limitation, allocated internal legal expenses, and all of the Lenders' travel and other reasonable out-of-pocket expenses incurred in connection with the Transactions or otherwise arising out of the Lenders' commitment hereunder.

                  7. Termination. The Lenders' commitment hereunder to provide the Bridge Loan shall terminate (a) if the Recapitalization Agreement has not been entered into on terms and in form and substance reasonably satisfactory to the Lenders on or prior to October 31, 1997, or (b) if the Bridge Loan is not funded by February 21, 1998. No such termination of the commitments hereunder shall affect your respective obligations under Section (a) or (b) of the Fee Letter or under Sections 5 and 6 hereof or this Section 7, which shall survive any such termination; provided that upon termination of the commitments hereunder, such obligations shall be solely the obligations of the Company, and RCBA and Fremont shall be released from all obligations under this Financing Letter (Bridge Financing), the Fee Letter and the Indemnity Letter.

                  8. Assignment. This letter shall not be assignable by the New Investor Group or the Company without the prior written consent of the Lenders; provided that any member of the New Investor Group may assign this letter to any of its affiliates. This letter may be assigned by the Lenders without the consent of the New Investor Group or the Company to affiliates of the Lenders (it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 8 but no such assignment will relieve the Lenders of their obligations hereunder without your prior written consent); provided that the Lenders shall have the right (before and after funding the Bridge Loan), in its sole discretion to syndicate the Bridge Loan among banks or other financial institutions pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participation in, the Bridge Loan and any notes issued in connection therewith; provided, however, that upon delivery by the Lenders of a commitment letter for all or a portion of the Bridge Loan from a reputable financial institution (which reputable financial institution shall be reasonably acceptable to you) and otherwise containing terms and conditions reasonably acceptable to you and Company, the Lenders shall be fully relieved of their obligations hereunder to the extent of the commitment set forth in such commitment letter.

                  9. Confidentiality. This letter is confidential and shall not be disclosed by you to any person other than your respective accountants, attorneys and, to the extent approved by the Lenders, other advisors, and to Company and its attorneys and, to the extent approved by the Lenders, other advisors, and then only on a confidential basis and in connection with the Recapitalization and the related transactions contemplated herein. Additionally, you may make such disclosures of this letter as are required by law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; provided that you will use your best efforts to notify us of any such disclosure prior to making such disclosure.

                  10. Miscellaneous. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS LETTER OR ANY OF THE MATTERS CONTEMPLATED HEREBY. This letter (including the provisions of the Term Sheet, the Fee Letter and the Indemnity Letter specifically incorporated herein) embodies the entire agreement and understanding between you and the Lenders and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

                  You acknowledge that the Lenders and their affiliates may share with each other any information related to you or your respective affiliates (including information relating to creditworthiness) or the Transactions or the financing therefor; provided that the Lenders and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies related to non-public information.

                  [remainder of page intentionally left blank]

                  If you are in agreement with the foregoing, please sign and return to the Lenders at 130 Liberty Street, New York, New York 10006, the enclosed copy of this letter no later than 5:00 p.m., New York time, on October 3, 1997, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time. By your acceptance hereof, you agree to undertake these obligations on your behalf and on behalf of Company, all such obligations to be joint and several, but such obligations as to RCBA and Fremont shall terminate upon consummation of the Recapitalization and shall be solely the obligations of Company, and RCBA and Fremont shall be released from all such obligations.

                                    Very truly yours,

                                    BANKERS TRUST NEW YORK CORPORATION




                                    By:        /s/ Joseph A. Manganello, Jr.
                                             _______________________________
                                             Name: Joseph A. Manganello, Jr.
                                             Title: Executive Vice President
                                                    and Chief Credit Officer




                                    BANK OF AMERICA NATIONAL TRUST AND
                                      SAVINGS ASSOCIATION




                                    By:        /s/ Kevin P. Morrison
                                             ______________________________
                                             Name: Kevin P. Morrison
                                             Title: Vice President

AGREED AND ACCEPTED this
1st day of October, 1997

RCBA PURCHASER I, L.P.


By:      /s/ N. Colin Lind
         ______________________________
         Name: N. Colin Lind
             _________________________
         Title:General Partner
              ________________________


FREMONT PURCHASER II, INC.


By:      /s/ R. S. Kopf
         ______________________________
         Name: R.S. Kopf
              _________________________
         Title: General Counsel and
                Secretary
               ________________________


KINETIC CONCEPTS, INC.


By:      /s/ Raymond R. Hannigan
         ______________________________
         Name: Raymond R. Hannigan
              _________________________
         Title: President and Chief
                Executive Officer
               ________________________

                                                                       Exhibit 1


                             RCBA Purchaser I, L.P.
                           Fremont Purchaser II, Corp.
                   Recapitalization of Kinetic Concepts, Inc.
                       Bridge Loan and Term Loan Facility
                              Summary Term Sheet *



Borrower:                    Kinetic Concepts, Inc.

Lenders: Bankers Trust New York Corporation and Bank of America National Trust and Savings Association (the "Lenders").

Facility:                  One-year unsecured senior subordinated bridge loan
                           (the "Bridge Loan") generating gross proceeds of $200.0 million which, subject to the conditions outlined below under "Conditions to Conversion of the Bridge Loan," converts to an unsecured senior subordinated term loan facility (the "Term Loan," and, collectively with the Bridge Loan, the "Facility") on the date set forth be low under "Conditions to Conversion of the Bridge Loan." The
                           Term Loan will mature on the tenth anniversary of the Funding Date (as described be low).

Guarantors:                Each subsidiary of Company that makes a guaranty in
                           favor of the lenders under the Bank Documents (a
                           "Guarantor") shall also make a guaranty (a
                           "Guaranty") in favor of the

--------
* Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Financing Letter to which this Term Sheet is attached.

                           Lenders, pursuant to which such Guarantor shall guarantee all of the obligations of the Company to the Lenders under the Financing Documentation.

Use of Proceeds:           Proceeds from borrowings under the Facility will be
                           used to refinance a portion of the Credit Facility and be deposited in escrow pending acquisition of additional Shares.

Funding Date:              The date which is the earlier of (i) 21 days after
                           the closing of the Credit Facility and (ii) after the closing of the Credit Facility, the date which is two business days after written notice from Company to Lenders that the Bridge Loan will be drawn.

Interest Rate:             The Bridge Loan and the Term Loan shall bear interest
                           a rate equal to the greater of three-month LIBOR or the 90-day U.S. Treasury Rate, reset monthly, plus an initial spread of 6.0% (the "Interest Rate"), and such spread over LIBOR or U.S. Treasury Rate shall automatically increase by 0.5% for each period of three months that the Bridge Loan or the Term Loan is outstanding, as the case may be; provided, however, that in no event shall the Interest Rate exceed 14.0% per annum on a cash interest basis and 17.0% per annum on a cash and payment in kind ("PIK") basis. At any time after the Conversion Date (as hereinafter defined), the Term Loan of any lender shall, at the election of such lender, bear interest at a fixed rate per annum equal to the Fixed Rate (as hereinafter defined). The Fixed Rate, as of any date of determination, shall be a rate of interest per annum equal to

                           17.0% per annum, subject to the limitations described below.

                           Interest on the Bridge Loan and the Term Loan shall be payable on a quarterly basis; provided that at such time as the Term Loan bears interest at the Fixed Rate, interest on the Term Loan shall be payable on a semi-annual basis.

                           Interest on the Bridge Loan and the Term Loan shall be paid (i) in cash to the extent that interest thereon is less than or equal to a rate per annum of 14.0% and (ii) in PIK securities having terms and provisions identical to the Bridge Loan or Term Loan, as the case may be, to the extent that interest thereon is greater than a rate per annum of 14.0% but less than or equal to a rate per annum of 17.0%.

Fees:                      As set forth in the attached Fee Letter.

Ranking: The obligations of Company under the Facility will be unsecured senior subordinated obligations and will rank (i) pari passu with all other unsubordinated indebtedness of Company (other than as provided in (iii) below), (ii) senior to any subordinated indebtedness of Company and (iii) subordinated in right of payment to obligations of Company under the Credit Facility and any refinancing thereof. The obligations of each Guarantor under its Guaranty will be senior subordinated obligations and will rank (i) pari passu with all other unsubordinated indebtedness of such Guarantor (other than as provided in (iii) below), (ii) senior to any subordinated indebtedness of such Guarantor and (iii) subordinated in right of payment to the obligations of each Guarantor under the Bank Documents to which it is a party and any refinancing thereof.

Optional Prepayment:       Company may prepay the Bridge Loan or the Term Loan,
                           in whole or in part, at any time or from time to time in an amount equal to 100.0% of the principal amount thereof plus accrued interest thereon; provided that at such time as the Term Loan bears interest at the Fixed Rate, the Term Loan shall be subject to prepayment restrictions and premiums typical for high yield debt securities; and provided, further that at such time as the Bridge Loan is less than $100.0 million, or would become less than $100.0 million as the result of any optional prepayment, any such prepayment shall prepay the entire outstanding amount of the Bridge Loan.

Mandatory Prepayment:      Net proceeds of sales of Securities or, to the extent
                           permitted pursuant to the terms of the Credit
                           Facility, debt or equity securities, whether in a public offering or private placement by Company or any subsidiaries thereof, shall be used to prepay the Bridge Loan plus accrued interest and any other amount payable thereunder to the full extent of net proceeds so received.

Participation/Assignment   The Lenders may participate out or sell or assign, or
or Syndication:            syndicate to other lenders, the Bridge Loan or Term
                           Loan, in whole or in part, at any time.

Conditions to Conversion   On the first anniversary of the Funding Date (the
of the Bridge Loan:        "Conversion Date"), unless (A) Company or any
                           significant subsidiary (which shall be defined to mean any subsidiary of the Company which, would be a "Significant Subsidiary" as defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Act) thereof is subject to a bankruptcy or other insolvency proceeding, (B) there exists a payment default (whether or not matured) with respect to the Bridge Loan or the conversion fee set forth in the Fee Letter, or (C) there exists a default in the payment when due at final maturity of any indebtedness (excluding the indebtedness created under the Bridge Loan) of Company or any subsidiary thereof in excess of $20 million in the aggregate for any such default or all such defaults, or the maturity of such indebtedness shall have been accelerated, Company may convert all of the then outstanding Bridge Loan into the Term Loan; provided that if an event described in clause (C) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Bridge Loan has not expired, the Conversion Date (and maturity date of the Bridge Loan) shall be deferred until the earlier to occur of (i) the cure of such event or
                           (ii) the expiration of any applicable grace period.

Debt Security Exchange:    Any lender of the Term Loan may at any time after the
                           Conversion Date require that Company exchange the Term Loan for long-term notes (the "Exchange Notes") which shall bear interest at the Fixed Rate, deter mined at such time, and shall have similar terms and conditions customary for high yield debt securities issued for cash in the then prevailing market and in all cases not in conflict with Company's other debt instruments and acceptable to such lender and shall in addition provide customary registration rights (including, without limitation, demand registrations). The lenders of the Term Loans may designate, at Company's request, one or more investment banks reasonably satisfactory to Company to place such long-term notes to be exchanged for the Term Loan and Company will pay customary fees in connection therewith.

Conditions Precedent:      The obligation of the Lenders to make funds available
                           under the Bridge Loan shall be subject to (i) receipt by the Lenders of a borrowing request, (ii) satisfaction of the conditions set forth in the Financing Letter and (iii) satisfaction of other customary closing conditions.

Covenants:                 Certain covenants will limit the ability of Company
                           and its subsidiaries to incur additional indebtedness, pay certain dividends and make certain other restricted payments and investments, create liens, enter into transactions with affiliates, merge, consolidate or transfer substantially all of their respective assets, impose restrictions on the ability of Company to pay dividends or make certain payments to its shareholders, and impose restrictions on the ability of Company's subsidiaries to limit their ability pay dividends or make certain payments to Company. Further, during the term of the Bridge
                           Loan, the covenants will be more restrictive than the covenants applicable to the Term Loan and the Take-Out Securities and will include additional prohibitive covenants relating to asset sales, certain acquisitions, certain debt incurrences, amendments to the Bank Documents that would modify any of the provisions or definitions thereof in respect of the issuance of Take-Out Securities, the Term Loans or the Exchange
                           Notes in a manner adverse to the Lenders and certain other corporate transactions.

Events of Default:         Customary for transactions of this type, including
                           without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross acceleration of and failure to pay at final maturity other indebtedness aggregating an amount to be agreed upon and foreclosure under the Bank Documents, subject to, in certain cases, notice, grace periods and thresholds to be agreed upon.

Governing Law and          The State of New York.
Forum:

Indemnification and Ex-    Customary for transactions of this type.
pense Reimbursements: